Exhibit 99.1

Media Contacts:
Teresa Nilsen	Hibre Teklemariam
Hennessy Advisors, Inc.	SunStar Strategic
Terry@hennessyadvisors.com; 800-966-4354	HTeklemariam@sunstarstrategic.com; 703-894-1057

FOR IMMEDIATE RELEASE

Hennessy Advisors, Inc. Reports Strong Fiscal 2025 Results

with 38% Increase in Annual Earnings Per Share

December 3, 2025, Novato, CA - Hennessy Advisors, Inc. (Nasdaq: HNNA) today reported results for the fiscal year ended September 30, 2025.

“As 2025 draws to a close, I have the utmost confidence in the strength of the economy and the U.S. stock market,” said Neil Hennessy, Chairman and CEO. “In the one-year period ended September 30, 2025, the Dow Jones Industrial Average gained 11.50% and the S&P 500® Index rose 17.60% (on a total return basis). Those results, in my view, reflect a resilient economy and a steady consumer that are together poised to drive growth as we approach the holiday season.”

“The market will always have its skeptics, but I’ll never bet against our economy or our country. There’s uncertainty, of course. However, I believe the market fundamentals are sound: steady consumer spending, solid corporate earnings, and moderate inflation. As the Federal Reserve eases monetary policy in coming months, I expect lower interest rates to further support investors, consumers, and businesses alike,” he added.

“I’m also proud of our Funds’ historical performance. Every one of our 17 Hennessy Funds posted positive returns in the one- and three-year periods ended September 30, 2025. Among our 16 Funds with more than 10 years of operating history, all delivered positive results for both the 5-year and 10-year periods ended September 30, 2025,” stated Neil Hennessy.

“While total assets under management declined from prior year, we are entering fiscal year 2026 from a strong position – nearly $4.3 billion in assets under management, more than $72 million in cash, and a pending deal in process to expand our ETF lineup,” said Teresa Nilsen, President and COO.

“Our higher average assets this year helped fuel a 40% increase in net income and boosted our cash position by over $8.5 million. These results reflect both the strength of our operating model and the discipline of our team,” she added. “Looking ahead, our focus remains on growth and stability. We remain committed to maintaining our quarterly dividend, and we’ll continue to seek opportunities—organically and through acquisition—that align with our values and create long-term value for our shareholders.

Summary Highlights for the Fiscal Year (compared to fiscal year 2024):

●	Total revenue of $35.5 million, an increase of 20%.
●	Net income of $10.0 million, an increase of 40%.
●	Fully diluted earnings per share of $1.27, an increase of 38%.
●	Average assets under management, upon which revenue is earned, of $4.5 billion, an increase of 22%.
●	Total assets under management at fiscal year end of $4.2 billion, a decrease of 9%.
●	Cash and cash equivalents, net of gross debt, of $32.2 million, an increase of 36%.

	Twelve Months Ended Sept 30,		Change
	2025	2024	Dollar	Percent
Total Revenue	$35,538,420	$29,646,194	$5,892,226	19.9%
Net Income	9,960,235	7,096,701	2,863,534	40.4%
Earnings Per Share (Diluted)	1.27	0.92	0.35	38.0%
Weighted Average Number of Shares Outstanding (Diluted)	7,828,947	7,721,781	107,166	1.4%
Average Assets Under Management	4,482,213,865	3,686,942,501	795,271,364	21.6%

	As of Sept 30,
	2025	2024
Total Assets Under Management	$4,244,768,182	$4,642,363,105	$(397,594,923)	-8.6%
Cash and Cash Equivalents, Net of Gross Debt Balance	32,180,962	23,671,594	8,509,368	35.9%

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy‑and‑hold philosophy that rejects the idea of market timing.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking statements” for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward‑looking statements relate to expectations and projections about future events based on currently available information. Forward‑looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward‑looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled “Risk Factors” and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward‑looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.